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   As filed with the Securities and Exchange Commission on January 11, 1999


                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, DC  20549

                                      FORM 8-K

                                   CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(D) OF THE
                            SECURITIES EXCHANGE ACT OF 1934


                    Date of Report (Date of earliest event reported):
                                    December 18, 1998



                                       PC QUOTE, INC.
                  (Exact name of registrant as specified in its charter)


        Delaware                          0-13093               36-3131704
(State or other jurisdiction of  (Commission Filel Number)  (I.R.S Employer
incorporation or organization)                              Identification No.)




                 300 South Wacker Drive, Suite 300, Chicago, Illinois  60606
                    (Address of principal executive offices) (Zip Code)


                        Registrant's telephone number, including area code:
                                       (312) 913-2800

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ITEM 5.  OTHER EVENTS

A)   DEBT TO EQUITY CONVERSION

     On December 17, 1998, the stockholders of PC Quote approved an agreement to convert $6.7 million of PC Quote debt owned by PICO Holdings, Inc. and its affiliate, Physicians Insurance Company of Ohio, into convertible preferred stock and a warrant to purchase common stock.

     On December 18, 1998, PC Quote completed the conversion of the $6.7 million debt, and issued:

          (a) 19,075 shares of its Series A preferred stock, convertible into a minimum of 1,907,500 shares of common stock, to Physicians Insurance Company of Ohio;

          (b) 28,791 shares of its Series B preferred stock, convertible into a minimum of 2,879,100 shares of common stock, to PICO Holdings, Inc.; and

          (c) a warrant expiring April 30, 2005 to purchase up to 3,106,163 shares of common stock at $1.575 per share (subject to anti-dilution adjustment), to PICO Holdings, Inc.

In addition, PC Quote extended the expiration date of warrants to purchase 949,032 shares of common stock previously acquired by PICO Holdings, Inc. to April 30, 2005.

     Prior to the conversion of such $6.7 million debt, PICO Holdings, Inc. and Physicians Insurance Company of Ohio beneficially owned an aggregate of approximately 30.9% of PC Quote's then outstanding common stock. After the completion of the transactions described in this current report, PICO Holdings, Inc. and Physicians Insurance Company of Ohio beneficially own an aggregate of approximately 48.8% of PC Quote's presently outstanding common stock.

B)  PRIVATE PLACEMENT OF COMMON STOCK

     On December 30, 1998, PC Quote issued to three investors in a private placement for $1.0 million in cash:

          (a)  640,000 shares of common stock at $1.5625 per share; and

          (b) warrants expiring December 30, 2001 to purchase up to 320,000 shares of common stock at $1.875 per share (subject to anti-dilution adjustment).


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                                      SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, PC Quote has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        PC QUOTE, INC.


Date:  January 11, 1999                 By:  /s/ JOHN E. JUSKA
                                             -------------------------------
                                             John E. Juska,
                                             Chief Financial Officer


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